Exhibit 5.1

May 19, 2008

Ameren Energy Generating Company

1901 Chouteau Avenue
St. Louis, Missouri  63103

                                Re:  Registration Statement on Form S-4 filed by the Ameren Energy Generating

                                Company Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel for Ameren Energy Generating Company, an Illinois corporation (the “Company”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”), which relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $300,000,000 aggregate principal amount of 7.00% Senior Notes, Series H due 2018 of the Company (the “Exchange Notes”) for an equal principal amount of 7.00% Senior Notes, Series G due 2018 of the Company outstanding on the date hereof (the “Outstanding Notes”).  The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of November 1, 2000, as amended and supplemented (the “Indenture”), by and among the Company and The Bank of New York Trust Company, N.A., as successor trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will be validly issued by the Company and will constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

For the purposes of the opinion expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally and (ii) general equitable principles, whether such principles are considered in a proceeding at law or in equity.

The opinion expressed herein is limited to (i) the federal securities laws of the United States of America, (ii) the laws of the State of Illinois and (iii) the laws of the State of New York, in each case as currently in effect, and we express no opinion or view as to the effect of the laws of any other jurisdiction on the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day